Exhibit 28(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 26, 2012, relating to the financial statements and financial highlights, which appear in the October 31, 2012 Annual Report to Shareholders of Gabelli Enterprise Mergers and Acquisitions Fund (a series of the Gabelli 787 Fund, Inc.), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2013